Exhibit 10.5

SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into as of January 1, 2007 by and between S&T Bancorp, Inc. (the "Company") and Edward C. Hauck (the "Executive").

WITNESSETH THAT:

     WHEREAS, the Board of Directors of the Company has determined that the Executive's service to the Company is important to the continued success of the Company and S&T Bank (the "Bank");

     WHEREAS, the Executive has previously executed a severance agreement with the Company;

     WHEREAS, the Company wishes to replace any severance agreement that was heretofore executed between the Company and the Executive with this Agreement;

     WHEREAS, in consideration for executing this Agreement and replacing any pre-existing agreements, the Company has enhanced one or more provisions of the Agreement, including: the elimination of the board's discretion to nullify a change in control, a reduction of the relocation distance that triggers a constructive termination, protection for the period preceding a change in control, and enhanced benefits upon the occurrence of a Triggering Event;

     WHEREAS, to promote such service it is necessary to provide the Executive with financial and other protection in the event of a change in control of the Company or the Bank as provided herein;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto have agreed, and do hereby agree, as follows:

1.     Definitions.  For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

1.1     Affiliate.  "Affiliate" means (a) any person, other than a natural person, who, with respect to the Company, is an "affiliate" as defined in Rule 405 under the Securities Act of 1933, as amended, or any successor rule, or (b) any entity more than twenty-five percent (25%) of the common stock or other equity interest of which is owned or controlled by the Company, either directly or indirectly.

1.2     Anticipated Change in Control.  "Anticipated Change in Control" means any set of circumstances that, as determined by resolution adopted of the Board of Directors of the Company in its sole discretion, poses a real, substantial and immediate possibility of leading to a Change in Control. The occurrence of an Anticipated Change in Control shall be treated as and shall have the same effect as an occurrence of a Change in Control for purposes of this Agreement.

1.3     Bank.  "Bank" means S&T Bank, a Pennsylvania state-chartered bank and wholly-owned subsidiary of the Company.

1.4     Change In Control.  "Change in Control" means the occurrence of any of the following:

(a)     Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than a pension, profit-sharing or other employee benefit plan established by the Company or the Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act in effect as of the date first written above), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

(b)     During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

(c)     The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(d)     The stockholders of the Company or the Board of Directors of the Company or of the Bank approve a plan of complete liquidation or an agreement for the sale of or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's or the Bank's assets;

(e)     Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above) shall have commenced a bona fide tender or exchange offer to purchase shares of common stock of the Company such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of common stock of the Company;

(f)     Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above) shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with the Company or the Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or the Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of the Company or the Bank; or

(g)     Any other event that constitutes a change in control of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision (whether or not the Company then in subject to the requirements of the Exchange Act).

A Change in Control shall exclude:

(i)     A public stock offering by the Company; or

(ii)    A convertible debt offering by the Company.

1.5     Committee.  "Committee" means the Compensation Committee of the Board of Directors of the Company or any successor committee thereto.

1.6     Company.  "Company" means S&T Bancorp, Inc., a Pennsylvania corporation. If the Executive is or becomes employed by an Affiliate of S&T Bancorp, Inc., the "Company" shall be deemed to refer to the Affiliate thereof by which the Executive is employed, except for purposes of the definition of "Change in Control." In such case, references to payments, benefits, privileges or other rights to be accorded by the "Company" shall be deemed to refer to such payments, benefits, privileges or other rights pursuant to any employee benefit plans of the Company or an Affiliate affected by the provisions hereof. Such payments, benefits, privileges or other rights shall be paid and awarded by the Company or such Affiliate as determined by the Company and such Affiliate, but if not promptly paid or awarded by such Affiliate they shall be paid or awarded by the Company.

1.7     Constructive Termination.  "Constructive Termination" means:

(a)     Following a Change in Control, the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or the relocation of the location of the Executive's place of employment to a location more than forty (40) land-miles from its location prior to the Change in Control;

(b)     Following a Change in Control, the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, disability or other welfare plans in which the Executive was participating at the time of the Change in Control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the Executive; or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled to on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of a Change in Control;

(c)     Any failure by any successor of the Company to satisfy Section 5.1 of this Agreement;

(d)     Following a Change in Control, a reduction of more than ten percent (10%) in the Executive's annual base salary by the Company; or

(e)     Following a Change in Control, any other action which in the Executive's good faith judgment results in a diminution in any respect in the Executive's position, authority, duties or responsibilities, unless, in the case of the first such action, such action is remedied promptly after receipt of notice of objection thereto to the Company by the Executive.

(f)     Involuntary termination of the Executive by the Company, other than Termination for Cause, within six months prior to a Change in Control will be treated for the purpose of this Agreement as a Constructive Termination.

1.8     Disability.  "Disability" shall have the meaning given such term in any long-term disability plan of the Company as from time to time in effect or, in the event of the termination of such plan, in any successor plan, or, in the absence of a successor plan, in such plan as last in effect prior to its termination.

1.9     Exchange Act.  "Exchange Act" means the Securities and Exchange Act of 1934, as amended, or any successor statute.

1.10    Termination for Cause.  "Termination for Cause" means termination of the employment of the Executive at any age because of:

(a)     Failure to substantially perform employment duties (other than by reason of Disability), after reasonable demand for substantial performance has been delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed the Executive's duties;

(b)     Willfully engaging in conduct that demonstrably results in material injury to the Company;

(c)     Personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to the Executive at the expense of the Company; or

(d)     Willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation demonstrably results in material injury to the Company.

1.11    Triggering Event.  "Triggering Event" means:

(a)     Except as provided in subsection (c) of this Section 1.11, any purported involuntary termination of the Executive within 2 years following a Change in Control by the Company without the Executive's express written consent, provided that such termination is a "separation from service" as defined in IRC Section 409A; or

(b)     Except as provided in subsection (c) of this Section 1.11, termination voluntarily by the Executive (i) within 2 years following a Change in Control and (ii) following the occurrence of a Constructive Termination of the Executive, provided that such termination is a "separation from service" as defined in IRC Section 409A;

(c)     The following circumstances shall not constitute a Triggering Event within the meaning of this Section:

(i)     Termination by reason of Executive's death;

(ii)    Termination as a result of Disability;

(iii)   Termination for Cause; or

(iv)    Voluntary termination by the Executive prior to the occurrence of a Constructive Termination.

2.     Benefits Upon Occurrence of Triggering Event Following Change in Control.

2.1     If a Triggering Event occurs, then in lieu of any further salary payment to the Executive for periods subsequent to the date of termination, the Company shall pay as severance to the Executive, in a lump sum and in cash, an amount equal to 200% of the Executive's annual base salary as in effect immediately preceding the date of the Change in Control. For purposes of this Agreement, the Executive's base salary (including any guaranteed bonus) shall mean the stated regular salary (excluding nonguaranteed bonuses, benefits under any benefit plan, incentive compensation, compensation paid in stock and other fringe benefits) payable to the Executive for services rendered to an Employer. Subject to Section 9.2 of this Agreement, the lump sum payment provided for by this Section 2.1 shall be paid on date of termination or as soon as practicable thereafter, but in all events no later than the 10th business day following the termination.

2.2     If a Triggering Event occurs, the Company shall maintain in full force and effect for the continued benefit of the Executive for the 2 year period following such Triggering Event all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination, unless the Company reasonably determines that the Executive's continued participation is not permissible under the general terms and provisions of such plans and programs.

2.3     If a Triggering Event occurs, for a 2 year period after such Triggering Event, the Company shall provide the Executive with life insurance, health, disability and other welfare benefits ("Welfare Benefits") substantially similar in all respects to those which the Executive was receiving immediately prior to the Triggering Event, provided that the amount of the Welfare Benefits awarded pursuant to this Section shall be the greater of (a) the amount of such Welfare Benefits received by the Executive at the time of the Change in Control or (b) the amount of such Welfare Benefits received by the Executive at any time during the period after the Change in Control but prior to a Triggering Event, provided, however, that such benefit shall only be provided to the extent exempt from, or in compliance with, IRC Section 409A.

2.4     As needed to comply with or be exempt from IRC Section 409A, the benefit continuation period described in Sections 2.2 and 2.3 of this Agreement will terminate no later than December 31 of the second calendar year after the year in which the Triggering Event occurs.

2.5     Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

2.6     Benefits described under Section 2.1 through 2.5 of this Agreement will not be included as additional compensation or service for the purpose of determining qualified or nonqualified retirement benefits under any program sponsored by the Company.

3.     Vesting or Payment of Benefits.  If a Triggering Event occurs, upon the occurrence of such Triggering Event the Executive shall have a vested and nonforfeitable right to receive any and all employment-related employee benefits previously awarded to the Executive which have not previously vested, including but not limited to rights under any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement.

4.     Termination of Agreement or Benefits.  All obligations of the Company under this Agreement shall terminate upon Executive's death except with respect to benefits that were payable prior to Executive's death and benefits that by their terms provide for continuation of payments to survivors of the Executive.

5.     Miscellaneous.

5.1     Binding Effect.  This Agreement shall be binding upon any successor or successors of the Company due to a Change in Control or otherwise.

5.2     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such jurisdiction, except to the extent that federal law may be applicable.

5.3     Partial Invalidity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.4     No Effect on Other Rights.  The payment or obligation to pay any monies, or granting of any rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Executive now has under any benefit plan or program presently outstanding.

5.5     No Right to Continued Employment.  Nothing in this Agreement shall be construed as giving Executive the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

5.6     Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

5.7     Modifications; Waivers.  Subject to Section 9.1, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company, except that the terms of this Agreement may be terminated or amended by the Company and the Executive at any time prior the occurrence of a Change in Control. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.8     No Mitigation.  The Company agrees that if a Triggering Event occurs, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Moreover, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

5.9     No Assignment of Benefits.  Except as otherwise provided herein or by law, no right or interest of any Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive.

5.10    Payment of Benefits Upon Death of Executive.  This agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

5.11    Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by overnight courier or if mailed by United States registered mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:

S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania 15701
Attention: Chairman

If to Executive:

Edward C. Hauck
169 Timber Springs Dr.
Indiana, PA 15701

Either party may change its address for notices by written notice to the other party in accordance with this Section 5.11.

5.12    Headings.  The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

5.13    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.     Non-Compete.

6.1     During the Executive's employment and during the one-year period after i) the Executive ceases to be employed by the Company and ii) the Executive receives or begins to receive benefits under Section 2 of this Agreement, the Executive agrees that:

6.1(2)  The Executive shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting any other employee of the Company to leave such employment;

6.1(3)  The Executive shall not compete or personally solicit, induce or assist any other person in soliciting or inducing any customer of the Company to terminate its business with the Company or Affiliate or to commence its business with a competing entity.

7.     Not an Excess Parachute Payment.

7.1     Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under IRC Section 4999 (the "Excise Tax"), then the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax.

8.     Term of Agreement.

8.1     The term of this agreement shall begin on the date hereof and end at 11:59 p.m. on December 31, 2009, and shall automatically be extended for an additional year each December 31 after January 1, 2007, unless either party delivers written notice of non-renewal to the other party within 90 days prior to the renewal date; provided, however, that if a Change in Control has occurred during the original or extended term, the term of the Agreement shall end no earlier than 24 calendar months after the end of the calendar month in which the Change in Control occurs.

9.     Compliance with Code Section 409A.

9.1     The terms of the Agreement are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Internal Revenue Code Section 409A and regulations and rulings thereunder to the extent applicable. The terms of this Agreement may be amended or modified at any time and in any respect by the Company if and to the extent recommended by counsel in order to conform to the requirements of IRC Section 409A and regulations and rulings thereunder.

9.2     Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a "specified employee" within the meaning of IRC Section 409A(a)(2)(B)(i), no payment or benefit under this Agreement may be made, or may commence, before the date which is six months after the date of Executive's "separation from service" within the meaning of IRC Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Executive's death) if and to the extent such payment or benefit is a payment of "deferred compensation" subject to IRC Section 409A.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

S&T BANCORP, INC.

By: ____/s/ James C. Miller___________
Name:  James C. Miller
Title:  Chairman and CEO
Date:______1/31/2007__________

EXECUTIVE:

___/s/ Edward C. Hauck__________
Name:  Edward C. Hauck
Title:  Senior Executive Vice President
Date:______1/31/2007__________